Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ectel Ltd.

Petah-Tikva

Israel

We consent to the use of our report dated March 28, 2004, with respect to the balance sheets of ECtel - The Government Surveillance Business as of December 31, 2003, and the related statements of operations, cash flows for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

(A member firm of KPMG International)

Tel Aviv, Israel

November 3, 2004